Exhibit 99.1

Retired Leo Burnett Chairman and CEO Joins InnerWorkings Board

Chicago, IL, November 20, 2006 – InnerWorkings, Inc. (Nasdaq: INWK), a leading provider of print procurement solutions to corporate clients in the United States, today announced that Linda Wolf, retired Chairman and Chief Executive Officer of Leo Burnett Worldwide, has joined its Board of Directors.

“Linda is an ideal addition to our Board,” said Steven E. Zuccarini, Chief Executive Officer of InnerWorkings. “She is widely respected for her leadership and achievements and will be an important voice as we leverage our innovative business model to drive real value for our customers, employees, suppliers and shareholders.”

Linda retired as Chairman and CEO of Leo Burnett Worldwide in April 2005 after a 27-year career with the global advertising agency. As Worldwide CEO she was responsible for the agency’s operations spanning 80+ countries and more than 200 units. Prior to assuming the Worldwide CEO role in January 2001, Linda was CEO of Leo Burnett USA from July 1996 through December 2000. From March 1992 through June 1996 she was an Executive Vice President responsible for Business Development at Leo Burnett USA.

Linda is a director of Wal-Mart Stores Inc. and a trustee of Janus Funds. She is also a member of the Board of Trustees of the Field Museum, Children’s Memorial Hospital, Off the Street Club, The Chicago Council on Global Affairs, and the Partnership for New Communities. Linda holds a bachelor’s degree from Ohio Wesleyan University.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. is a leading provider of print procurement solutions to corporate clients in the United States. InnerWorkings creates a competitive bid process to procure, purchase and deliver printed products as part of a comprehensive outsourced enterprise solution and in individual transactions. InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” sections of the prospectus and Form 10-Q we recently filed with the SEC.

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@iwprint.com